Exhibit 10.9

CELUNOL CORP.

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT made this 1st day of July 2006, by and between Celunol Corp., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Employee”).

WITNESSETH THAT:

WHEREAS, Employee’s association with the Company is considered by the Company to be important for its growth;

WHEREAS, the Company and the Employee are party to that certain letter agreement, dated as of the date hereof (the “Employment Agreement”) and the related Employee Invention, Non-Competition and Confidentiality Agreement (the “Non-Competition Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Employee has agreed to become the President and Chief Executive Officer of the Company, which will among other things, require him to move to the United States, and pursuant to the Non-Competition Agreement has agreed to various covenants including non-competition and non-solicitation covenants; and

WHEREAS, pursuant to the Employment Agreement, the Company has agreed to grant to the Employee certain shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) according to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby mutually covenant and agree as follows:

1.	Issuance of Common Stock and Additional Grant

1.1. Subject to (i) the terms and conditions hereinafter set forth and in reliance on the representations and warranties contained herein, and (ii) the obtaining by the Company of any and all necessary consents, authorizations and approvals of the transactions contemplated by this Agreement, the Company hereby agrees to grant to the Employee, on the date hereof, 2,738,830 shares of Common Stock (the “Shares”). On the date hereof, the Company shall issue in the name of Employee duly executed certificates evidencing the Shares endorsed with the legend set forth in Section 8.3 below. Certificates evidencing Acquired Shares shall be held in escrow by the Company as hereinafter provided. For purposes of this Agreement, “Acquired Shares” means all of the Shares, together with any shares of stock or other securities issued in respect of or in replacement for the Shares as a result of a corporate or other action such as a stock dividend, stock split, merger, consolidation, reorganization, or recapitalization.

1.2. If, on the date that investors have cumulatively purchased from the Company after the date hereof $12.5 million of the Company’s equity securities or securities convertible into the Company’s equity securities (“New Equity Securities”, with such date referred to as the “New Equity Financing Date”), the Acquired Shares represent less than the Target Amount (after giving effect to the purchase of the first $12.5 million of New Equity Securities from the Company), the Company will, within thirty (30) days of such date, grant to the Employee a number of shares of Common Stock equal to the difference between (i) the Target Amount and (ii) the number of Acquired Shares. Any stock grants issued to Employee under this Section 1.2 will be issued pursuant to the 2006 Plan. The vesting of such shares shall occur in a manner consistent with the provisions of Schedule A attached hereto (for example, if the grant date is January 1, 2007, 12.5% of the shares subject to the additional grant will be vested as of the grant date). Any shares issued to Employee under this Section 1.2 will be treated, in all material respects, as Acquired Shares, subject to the escrow terms and other provisions set forth in this Agreement including without limitation Section 6.

The “Target Amount” shall mean four percent (4%) of the then outstanding Common Stock (on an as-converted, fully diluted basis including unexercised options and authorized but not granted options).

2.	Vesting and Forfeiture of Acquired Shares

2.1. As of the date of this Agreement, all of the Acquired Shares shall be subject to the risk of forfeiture in accordance with Sections 2.2 through 2.4 (the Acquired Shares, while and to the extent so subject to the risk of forfeiture pursuant to Section 2.2, being hereafter referred to as “Restricted Shares”). Restricted Shares shall vest and no longer be subject to the risk of forfeiture under Section 2.2 in accordance with the provisions of Schedule A attached hereto. Restricted Shares which have vested in accordance with the provisions of Schedule A are herein referred to as “Vested Shares”. Unless otherwise expressly provided on Schedule A, no Restricted Shares shall become Vested Shares following the date (the “Employee’s Termination Date”) of the termination of the Employment Agreement for any reason.

2.2. As of the Employee’s Termination Date, all of the then Restricted Shares (after taking into account any accelerated vesting as described on Schedule A, if applicable) shall be forfeited by the Employee or any Permitted Transferee (as defined in Section 3.1 below).

2.3. If, on the New Equity Financing Date, the Employee’s Termination Date has not occurred and the Acquired Shares represent more than the Target Amount (after giving effect to the purchase of the first $12.5 million of New Equity Securities from the Company), then the portion of the Acquired Shares in excess of the Target Amount shall be forfeited by the Employee or any Permitted Transferee. Such Acquired Shares being forfeited shall include Vested Shares and Restricted Shares in proportion to the number of Acquired Shares that have become Vested Shares as of the date of such forfeiture as compared to the total number of Acquired Shares.

2.4. If, as of the Employee’s Termination Date, the New Equity Financing Date has not occurred and the Acquired Shares represent more than the Target Amount, then the number of Vested Shares equal to the following amount shall be forfeited by the Employee or any Permitted Transferee: the difference between (i) the aggregate number of Vested Shares on the Employee’s Termination Date (after taking into account any accelerated vesting as described on Schedule A, if applicable) and (ii) the product of (A) the number of shares representing the Target Amount and (B) the quotient of (1) the Vested Shares (after taking into account any accelerated vesting as described on Schedule A, if applicable) divided by (2) the Acquired Shares.

2.5. As of the date of forfeiture pursuant to the provisions of this Section 2, and without requirement of notice or other action, the Company shall become the legal and beneficial owner of the Acquired Shares being forfeited and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name such Acquired Shares for no consideration whatsoever.

3.	Restriction on Transfer; “Lock-Up” Agreement

3.1. Subject to the remaining provisions of this Section and except for the escrow described in Section 5, none of the Acquired Shares held in escrow pursuant to Section 5 or any beneficial interest therein (collectively, the “Escrowed Shares”) shall be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in any way (“Transferred”) at any time (including, without limitation, by operation of law) other than: (i) to the Company or its assignees, (ii) to any other person on (but only upon) death by will, bequest or operation of law or (iii) gifts made during the Employee’s lifetime to his children or trusts established for the benefit of his children, provided that the Employee retain voting control (as trustee or otherwise) with respect to such shares (a “Permitted Transferee”).

3.2. All Permitted Transferees of Escrowed Shares or any interest therein shall be required as a condition of such transfer to agree in writing, in form satisfactory to the Company, that they shall receive and hold such Escrowed Shares or interest subject to the provisions of this Agreement, including, without limitation, the forfeiture provisions of Section 2. Any sale, transfer, assignment, pledge, encumbrance or other disposition of the Escrowed Shares other than in accordance with this Section shall be void. The Company shall not be required (i) to transfer on its books any Escrowed Shares sold, transferred or otherwise disposed of in violation of this Section or (ii) to treat as owner of any Escrowed Shares, or to pay dividends in respect of Escrowed Shares to, any person purporting to have acquired Escrowed Shares or any beneficial interest therein unless such Escrowed Shares or interest were acquired in compliance with the provisions of this Section.

3.3.

(a) The Employee hereby agrees that the Employee will not, without the prior written consent of the managing underwriter, during the Lock-Up Period (as defined below) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 3.3 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Employee if all officers and directors of the Company enter into a similar agreement in connection with the applicable public offering. The underwriters in connection with the applicable public offering are intended third-party beneficiaries of this Section 3.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Employee further agrees to execute such agreements as may be reasonably requested by the underwriters in the applicable public offering that are consistent with this Section 3.3 or that are necessary to give further effect thereto.

(b) As used in this Section 3.3, the term “Lock-Up Period” means, with respect to any public offering of the Company, the period commencing on the date of the final prospectus for such public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days, subject to extension to address any issues arising from the applicability of NASD rules or other regulatory requirements, provided that such extension also applies to all other parties subject to similar lock-up agreements).

(c) Notwithstanding the foregoing, the obligations described in this Section 3.3 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

(d) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of the Employee until the end of the applicable Lock-Up Period.

(e) In the event that the Employee transfers any Acquired Shares, other than pursuant to a public offering or a sale under Rule 144, in addition to the restrictions set forth in Sections 3.1 and 3.2, he will cause the transferee to agree in writing with the Company to be bound by the provisions of this Section 3.3.

4.	Representations

4.1. The Employee represents that the Shares are being acquired by him for his own account for investment and not with a view to the distribution thereof. The Employee understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), on the grounds that the offer and sale of the Shares to him are exempt from the registration requirements of the Act under Section 4(2) thereof as a transaction not involving any public offering of the Shares. The Employee understands that the Company’s reliance on such exemption is predicated in part on the representations of the Employee which are contained herein.

4.2. The Employee understands that he must bear the economic risk of his investment in the Shares for an indefinite period of time because the Shares have not been registered under the Act and, therefore, cannot be sold unless they are subsequently registered under the Act or an exemption from such registration is available. The Employee agrees that he will not offer to Transfer any of the Acquired Shares except as expressly permitted by this Agreement and then only after the Company has received an opinion of its counsel that such offer or Transfer is not in violation of the registration requirements of the Act or other applicable law.

4.3. The Employee is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.

4.4. The Employee represents that he is a resident of the State of Massachusetts.

4.5. The Company represents that after giving effect to the issuance effected hereby, the authorized capital of the Company consists of (i) 50,000,000 shares of Common Stock, 3,627,915.28 shares of which will be issued and outstanding, (ii) 36,100,000 shares of preferred stock, par value $0.001 per share, of which (a) 1,100,000 shares are designated as Series A Preferred Stock, 1,009,124 are issued and outstanding, and (b) 35,000,000 shares are designated as Series C Preferred Stock, 30,466,877 of which are issued and outstanding. Upon the issuance of the Shares in accordance with the terms of this Agreement, all such shares will be duly authorized, validly issued, fully paid and non-assessable.

5.	Escrow of Shares

5.1. Each Acquired Share granted pursuant to this Agreement shall be held in escrow by the Company, as escrow holder (“Escrow Holder”), together with a stock power executed in blank by the Employee, until the Employee shall have satisfied the requirements of Section 6.1 (relating to tax withholdings) with respect to any taxable income attributable to such Share and either (i) such Acquired Share shall have been forfeited to the Company at the Employee’s Termination Date in accordance with Section 2 (with the remaining Shares issued to the Employee released from these escrow provisions as of the Employee’s Termination Date) or (ii) such Acquired Share shall have become a Vested Share and the New Equity Financing Date has occurred.

5.2. Upon the forfeiture of any Acquired Shares to the Company in accordance with the provisions of Section 2, the Company shall have the right, as Escrow Holder, to take all steps necessary to accomplish the transfer of such Share to it, including but not limited to presentment of certificates representing the Restricted Shares and/or applicable Vested Shares, together with a stock power executed by or in the name of the Employee appropriately completed by the Escrow Holder, to the Company’s transfer agent with irrevocable instructions to register transfer of such Shares into the name of the Company. The Employee hereby appoints the Company, in its capacity as Escrow Holder, as his irrevocable attorney-in-fact to execute in his name, acknowledge and deliver all stock powers and other instruments as may be necessary or desirable with respect to the Shares.

5.3. When any portion of the Restricted Shares have become Vested Shares and the New Equity Financing Date has occurred, upon the Employee’s request the Company, as Escrow Holder, shall promptly cause a new certificate to be issued for such Shares and shall deliver such certificate to Employee.

5.4. Subject to the terms hereof, the Employee shall have all the rights of a stockholder with respect to the Acquired Shares while they are held in escrow, including without limitation, the right to receive any dividends declared thereon. If, from time to time during the term of the escrow, there occurs any corporate or other action giving rise to substituted or additional securities by reason of ownership of the Shares such substituted or additional securities, with the legend required by Section 8.3 if applicable, shall be immediately subject to this escrow and deposited with the Escrow Holder.

6.	Tax Consequences

6.1. It is understood by the Company and the Employee that the issuance of the Acquired Shares hereunder may be deemed compensatory in purpose and in effect and that as a result the Company may be obligated to pay withholding taxes in respect of such Acquired Shares at the time the Employee becomes subject to income taxation as a result of the receipt or vesting of the Acquired Shares hereunder. In the event that at the time the above-said withholding tax obligations arise (i) the Employee is no longer in the employ of the Company or (ii) the Employee’s other cash compensation from the Company is not sufficient to meet the aforesaid withholding tax obligation, the Employee hereby agrees to provide the Company with an amount sufficient to pay all withholding taxes required to be paid as and when such taxes become payable. The Employee agrees that in the event and to the extent the Company determines that it is not obligated to withhold taxes payable by the Employee with respect to Acquired Shares but the Company is later held liable due to any non-payment of taxes on the part of the Employee, the Employee shall indemnify and hold the Company harmless from the amount of any payment made by it in respect of such liability, but only up to the amount of any tax withholding that the Company should have made, and only in the event that the Employee has failed to pay the applicable taxes directly.

6.2. The Employee hereby agrees to deliver to the Company a signed copy of any instrument, letter or other document he may execute and file with the Internal Revenue Service evidencing his election under Section 83(b)(2) of the Internal Revenue Code of 1986, as amended, to treat his receipt of the Acquired Shares as includible in his gross income in the year of receipt. The Employee shall deliver the said copy of any such instrument of election within five (5) days after the date on which any such election is required to be made in accordance with the appropriate provisions of the Internal Revenue Code or applicable Regulations thereunder.

7.	Compliance with Law

7.1. The Employee represents and warrants, and each Permitted Transferee shall, as a condition of transfer, represent and warrant, that he or she is acquiring the Acquired Shares of his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such Acquired Shares.

7.2. The Employee acknowledges and agrees, and each Permitted Transferee shall, as a condition of transfer, acknowledge and agree, that neither the Company nor any agent of the Company shall be under any obligation to recognize any transfer of any of the Acquired Shares if such transfer would result in violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.

8.	General Provisions

8.1. This Agreement shall be governed and enforced in accordance with the terms of the 2006 Plan and the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof, and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

8.2. This Agreement and the applicable terms of the 2006 Plan embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof, supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way and may only be modified or amended in writing signed by the Company and the Employee.

8.3. The certificates representing the Escrowed Shares shall be endorsed with the following legend:

The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions (including, without limitation, the potential forfeiture of the same) of the 2006 Equity Incentive Plan and a Restricted Stock Award Agreement entered into by the registered owner and Celunol Corp. Copies of such Plan and Agreement are on file in the offices of Celunol Corp.

Certificates representing Acquired Shares will be endorsed with a standard legend referencing the Act.

8.4. This Agreement, and the rights and obligations of the Employee and the Company hereunder, shall inure to the benefit of and shall be binding upon, the Employee, the Employee’s heirs and representatives, and upon the Company, and the Company’s successors and assigns. This Agreement may not be assigned by the Employee, and may only be assigned by the Company in case of a Change of Control (as defined in Schedule A hereto). Any assignment in contravention of this Section 8.4 shall be null and void.

8.5. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

8.6. If any provision of this Agreement shall be held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provisions of this Agreement.

8.7. The headings in this Agreement are for convenience of identification only, do not constitute a part hereof, and shall not affect the meaning or construction hereof.

8.8. The Employee agrees to execute counterpart signature pages to that certain Amended and Restated Voting Agreement, dated as of April 19, 2006, by and among the Company and certain of its stockholders, and to that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 19, 2006, by and among the Company and certain of its stockholders, and to thereby be bound by, and subject to, all the terms and provisions of such agreements applicable to Management Holders (as defined in each such agreement).

8.9. The Employee and the Company agree upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

8.10. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in the county in which the Company’s headquarters in the Commonwealth of Massachusetts is located, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. Each party hereto, in addition to being entitled to exercise all rights granted by law including recovery of damages (but subject to the remainder of this subsection), will be entitled to specific performance of his, her or its rights under this Agreement. The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES. Nothing contained in this Section shall be construed to limit or otherwise interfere in any respect with the authorities granted the Committee under the 2006 Plan, including without limitation, its sole and exclusive discretion to interpret the 2006 Plan and all awards granted or purchased thereunder (including pursuant to this Agreement).

8.11. Nothing contained in this Agreement shall confer upon the Employee any right with respect to employment or other association with the Company or any affiliate, or interfere in any way with the right of the Company and its affiliates, subject to the terms of the Employment Agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment agreement or otherwise modify the terms and conditions of Employee’s employment or association with the Company or an affiliate.

8.12. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

8.13. All capitalized terms used but not defined herein shall have the respective meaning given such terms in the 2006 Plan.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the month, day and year first set forth above.

CELUNOL CORP.		EMPLOYEE

By:	/s/ Joshua Ruch	/s/ Carlos Riva
Name:	Joshua Ruch	Employee’s Name & Address:
Title:	Director
Carlos Riva
P.O. Box 137
Hamilton, MA 01936

Carlos Riva	Schedule A
(Employee)

July 1, 2006
(Date of Agreement)

2,738,830
(Number of Acquired Shares)

This Schedule A provides for the vesting of the Acquired Shares issued to the Employee in the Restricted Stock Award Agreement (the “Agreement”) to which it is attached. Capitalized terms not defined herein shall have the same meaning as such terms are assigned under the Agreement.

1. Release Based on Continued Employment. That percentage of the Acquired Shares set forth opposite each date below shall become Vested Shares, with any fractions rounded down except on the final installment:

Date	Percentage
October 1, 2006	6.25%
January 1, 2007	6.25%
April 1, 2007	6.25%
July 1, 2007	6.25%
October 1, 2007	6.25%
January 1, 2008	6.25%
April 1, 2008	6.25%
July 1, 2008	6.25%
October 1, 2008	6.25%
January 1, 2009	6.25%
April 1, 2009	6.25%
July 1, 2009	6.25%
October 1, 2009	6.25%
January 1, 2010	6.25%
April 1, 2010	6.25%

July 1, 2010	6.25% or all remaining shares to which this vesting schedule applies, whichever is greater

2. Release on a Change of Control. Upon a Change of Control, fifty percent (50%) of the then Restricted Shares shall automatically and immediately become Vested Shares. Following a Change of Control all remaining Restricted Shares shall automatically and immediately become Vested Shares upon the earlier to occur of (i) termination of employment pursuant to either Section 5(d) or 5(e) of the Employment Agreement, and (ii) the first anniversary of the Change of Control.

For the purposes of this Agreement, a “Change of Control” shall mean a sale (by merger, consolidation or otherwise) of more than 50% of the capital stock of the Company, in one transaction or a series of related transactions, or a sale of all or substantially all of the assets of the Company, but excluding any issuances of capital stock or securities or other rights convertible into or exercisable for capital stock by the Company in connection with capital raising activities and excluding any stock sale or asset sale in connection with a reorganization or other transaction in which the majority holders of the equity interests of the acquirer of such stock or assets are the majority holders of the equity interests of the Company. The provisions of Section 16(a) of the 2006 Plan shall not apply to this Agreement.

3. Release on a Termination of Employment by Reason of Disability or Death. Upon a termination of employment pursuant to either Section 5(b) or 5(c) of the Employment Agreement, the Restricted Shares that would otherwise vest over the three (3) month period following the date of termination pursuant to Section 2.1 shall automatically and immediately become Vested Shares as of the Employee’s Termination Date.

4. Release on a Termination of Employment by the Company Other Than for Cause, Disability or Death or by Employee for Good Reason. Upon a termination of employment pursuant to Section 5(d) or Section 5(e) of the Employment Agreement, the Restricted Shares that would otherwise vest over the nine (9) month period following the date of termination pursuant to Section 2.1 shall automatically and immediately become Vested Shares as of the Employee’s Termination Date.

5. Forfeiture Provisions. Pursuant to Section 2 of this Agreement, the Acquired Shares are subject to certain forfeiture provisions.

End of Schedule A

CELUNOL CORP.

55 Cambridge Parkway, 8th Floor

Cambridge, MA 02142

February 12, 2007

Carlos Riva

P.O. Box 137

Hamilton, MA 01936

Dear Carlos:

Reference is hereby made to that certain Restricted Stock Award Agreement, dated July 1, 2006 (the “Restricted Stock Agreement”), by and between you and Celunol Corp., a Delaware corporation (the “Company”), and that certain Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), by and among Diversa Corporation, Concord Merger Sub, Inc., the Company and William Lese. All capitalized terms used but not defined herein shall have the respective meaning given such terms in the Restricted Stock Agreement.

In consideration of the promises and mutual covenants herein set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby mutually covenant and agree to the terms set forth herein.

If, immediately prior to the Closing Date (as defined in the Merger Agreement) but after giving effect to the conversion of the Bridge Notes (as defined in the Merger Agreement) into the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), the Acquired Shares represent more than the Merger Target Amount (as defined below), then the portion of the Acquired Shares in excess of the Merger Target Amount shall be forfeited immediately prior to the Closing Date by you or any Permitted Transferee. Such Acquired Shares being forfeited shall include Vested Shares and Restricted Shares in proportion to the number of Acquired Shares that have become Vested Shares as of the date of such forfeiture as compared to the total number of Acquired Shares. Sections 1.2, 2.2, 2.3 and 2.4 of the Restricted Stock Agreement shall be deleted in connection with the foregoing and shall not be in effect after the Closing Date.

The “Merger Target Amount” shall mean four percent (4%) of the then outstanding Common Stock, on an as-converted, fully diluted basis, including unexercised options (but not including options authorized to be granted under the Company’s equity incentive plans that are not yet granted) and unexercised Common Stock warrants, and assuming conversion of the Bridge Notes (as defined in the Merger Agreement) and exercise of the Bridge Warrants (as defined in the Merger Agreement) for Series C Preferred Stock and the conversion of any securities issued after the date hereof that are convertible into the Company’s equity securities. An example calculation of the Merger Target Amount is set forth on Schedule 1 hereto.

If the New Equity Financing Date occurs before the Closing Date or the Closing (as defined in the Merger Agreement) does not occur, then the foregoing shall be of no effect.

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If the foregoing correctly conforms to your understanding of the agreement between you and Company, please sign below and return this letter to us.

Very truly yours,

CELUNOL CORP.

By	/s/ Joshua Ruch
Joshua Ruch, Director

Agreement Confirmed:

/s/ Carlos Riva
CARLOS RIVA

Schedule 1

Example calculation of Merger Target Amount

Series C Preferred Stock Outstanding	31,956,860.00
Series C Preferred Stock Accrued dividends (as converted into shares)	2,646,996.00
Bridge Notes (as converted into shares) (1)	10,190,224.63

Series A Preferred Stock Outstanding	1,009,124.00
Series A Preferred Stock Accrued dividends (as converted into shares)	144,748.00

Common Stock Outstanding (2)	4,287,693.00

Options for Common Stock granted but not exercised	4,036,827.00
Warrants for Common Stock granted but not exercised	47,576.28

Bridge Warrants ($675,000, as converted into Series C Preferred) (1)	1,489,982.70

Total	55,810,031.61

Merger Target Amount (4%)	2,232,401.00

Shares to be forfeited	506,429.00

(1)	Assumes participation of approximately $1,500,000 in Bridge Notes
(2)	As reduced due to forfeiture of the shares hereunder